EXHIBIT 10.2

Execution Copy

FORBEARANCE AND SIXTH AMENDMENT AGREEMENT

THIS FORBEARANCE AND SIXTH AMENDMENT AGREEMENT, dated as of March 26, 2012 (this “Agreement”), is entered into by and among SILICON VALLEY BANK (“Bank”), COMVERGE, INC., a Delaware corporation (“Comverge”), ENERWISE GLOBAL TECHNOLOGIES, INC., a Delaware corporation (“Enerwise”), COMVERGE GIANTS, LLC, a Delaware limited liability company (“Giants”), PUBLIC ENERGY SOLUTIONS, LLC, a New Jersey limited liability company (“PES”), PUBLIC ENERGY SOLUTIONS NY, LLC, a Delaware limited liability company (“PES-NY”), CLEAN POWER MARKETS, INC., a Pennsylvania corporation (“CPM”) and ALTERNATIVE ENERGY RESOURCES, INC. a Delaware corporation (“AER”) (each of Comverge, Enerwise, Giants, PES, PES-NY, CPM and AER are hereinafter referred to individually as a “Borrower” and collectively as “Borrowers”).

RECITALS

A. Bank and Borrowers are party to that certain Loan and Security Agreement dated as of November 7, 2008, as amended by that certain First Amendment to Loan and Security Agreement dated October 23, 2009, that certain Second Amendment to Loan and Security Agreement dated February 5, 2010, that certain Third Amendment to Loan and Security Agreement with an effective date of June 30, 2010, that certain Fourth Amendment to Loan and Security Agreement dated as of November 23, 2010 and that certain Fifth Amendment to Loan and Security Agreement dated as of May 6, 2011 (as amended hereby and as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”), pursuant to which Bank agreed, subject to the terms and conditions set forth therein, to make certain loans and provide other financial accommodations to Borrowers. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

B. Borrowers are currently in default of their obligations pursuant to (i) Sections 8.6 and 8.9 of the Loan Agreement as a result of the occurrence of events of default under the PFG Loan Agreement and the HIG NPA; (ii) and Section 8.2(a) as a result of the Borrowers’ breach of Section 6.2(a) of the Loan Agreement for any periods ending December 31, 2011 or before, including the failure to deliver an unqualified opinion of the financial statements for the fiscal year ended December 31, 2011 as required thereby; and (iii) Section 6.8 of the Loan Agreement as a result of Borrowers’ failure to notify the Bank of certain trademark, copyright and patent applications (collectively, the “Existing Event of Default”).

C. By reason of the occurrence of the Existing Event of Default, Bank has certain rights and remedies under the terms of the Loan Agreement and the other Loan Documents as well as applicable law, including, without limitation, the right to (i) stop advancing money or any credit for any Borrower’s benefit and/or stop advancing Letters of Credit for the account of any Borrower, (ii) accelerate the payment of all Obligations and demand immediate payment thereof, and (iii) exercise any other remedies available under the Loan Agreement and the other Loan Documents, at law or in equity.

D. Notwithstanding the foregoing, Borrowers have requested that Bank agree to forbear temporarily from exercising its rights and remedies against Borrowers based upon the

Existing Event of Default and to amend certain provisions of the Loan Agreement, and Bank is willing to do so, but only to the extent, and on the terms and conditions, expressly set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, and to induce Bank to enter into this Agreement, Borrowers and Bank hereby agree as follows:

1. ACKNOWLEDGEMENT OF EXISTING EVENT OF DEFAULT; ACKNOWLEDGEMENT OF OUTSTANDING OBLIGATIONS.

(a) Each Borrower acknowledges and agrees that the Existing Event of Default has occurred and continues to exist as of the date of this Agreement.

(b) Each Borrower acknowledges and agrees that, as of March 22, 2012, Borrowers are indebted, jointly and severally, to Bank (i) for Term Loan Advances in an aggregate outstanding principal amount equal to $6,000,000; (ii) interest accrued as of March 22, 2012 on the Term Loan Advances in the amount of $11,909.66 and interest thereafter accruing at the per diem rate of $540.67; (iii) for Advances in an aggregate outstanding principal amount equal to $4,500,000; (iv) interest accrued as of March 22, 2012 on the Advances in the amount of $11,702.50 and interest thereafter accruing at the per diem rate of $531.25 (v) in connection with issued and outstanding Letters of Credit in the aggregate face amount of $24,980,978 (which Letters of Credit are undrawn as of the date hereof); and (vi) for accrued and unpaid fees and expenses of Bank (and any other amounts due under the Loan Agreement and the other Loan Documents, including but not limited to reasonable fees and expenses of counsel).

2. RATIFICATION AND REAFFIRMATION OF OBLIGATIONS AND LIENS.

(a) Each Borrower hereby ratifies and reaffirms the validity and enforceability of all of the Obligations and of the Loan Agreement and the other Loan Documents, and agrees that its obligations under the Loan Agreement, the other Loan Documents and this Agreement are its legal, valid and binding obligations enforceable against it in accordance with the respective terms thereof. Each Borrower further acknowledges and agrees that it has no defense (whether legal or equitable), set-off or counterclaim to the payment or performance of the Obligations in accordance with the terms of the Loan Agreement and the other Loan Documents.

(b) Each Borrower hereby ratifies and reaffirms all of the liens and security interests heretofore granted pursuant to the Loan Agreement and the other Loan Documents as collateral security for the indebtedness incurred pursuant to the Loan Agreement and the other Loan Documents, and acknowledges that all of such liens and security interests, and all collateral heretofore pledged as security for such indebtedness, continues to be and remains collateral for such indebtedness from and after the date hereof.

3. BANK’S AGREEMENT TO FORBEAR FROM ENFORCEMENT ACTION.

(a) Subject to the terms and conditions contained herein, Bank agrees to forbear from exercising its rights and remedies under the Loan Agreement and the other Loan Documents from the date hereof until the earliest to occur of (such earliest date, the “Forbearance Maturity Date”):

(i) July 10, 2012;

(ii) Upon Bank’s delivery of written notice to Borrowers of any breach by any Borrower of any of the terms set forth in this Agreement;

(iii) in the event of a termination of the Merger Agreement pursuant to any of Section 9.1(a), Section 9.1(b)(i), Section 9.1(b)(ii), Section 9.1(d)(i)(B) (if such Company Adverse Recommendation Change is not made in connection with a Superior Proposal, as such terms are defined in the Merger Agreement), Section 9.1(d)(i)(C), Section 9.1(d)(ii) or Section 9.2 thereof, the date of such termination;

(iv) in the event of a termination of the Merger Agreement pursuant to any of Section 9.1(c)(i), Section 9.1(c)(iii), Section 9.1(d)(i)(A) or Section 9.1(d)(i)(B) (if such Company Adverse Recommendation Change is made in connection with a Superior Proposal) thereof, the earlier of (x) the date that is 45 days following the date of such termination and (y) the consummation of the Superior Proposal (pursuant to and as defined in the Merger Agreement) in connection with which the Merger Agreement was terminated;

(v) in the event of a termination of the Merger Agreement pursuant to any of Section 9.1(c)(ii) or Section 9.1(d)(iii), the later of (x) the date that is 30 days following the date of such termination or (y) the date that is 40 days following the date of this Agreement;

(vi) upon Bank’s delivery of written notice to Borrowers of an Event of Default (other than (A) the Existing Event of Default, (B) an Event of Default arising from any event of default under the Second Lien Debt Documents (as such term is defined in the Amended and Restated Subordination Agreement) if such event of default would not permit the holder of such indebtedness to terminate the Grace Bay Forbearance Agreement (as defined below), (C) an Event of Default arising from any event of default under the Third Lien Debt Documents (as such term is defined in the Amended and Restated Subordination Agreement) if such event of default would not permit the holder of such indebtedness to accelerate such indebtedness or exercise any remedies under the Third Lien Debt Documents) under the Loan Agreement or any other Loan Document;

(vii) any termination of the Grace Bay Forbearance Agreement (as defined below);

(viii) any termination of the Peak Forbearance Agreement (as defined below);

(ix) the consummation of the merger pursuant to the Merger Agreement (as defined below); or

(x) upon Bank’s delivery of written notice to Borrowers of termination hereof after any exercise or attempt to exercise, by or on behalf of any lender of Subordinated Debt, any remedy (other than implementing the default rate of interest prior to the date hereof), whether at law or in equity or otherwise, of such lender arising out of or in respect of any Subordinated Debt or any Collateral, including the delivery of any notice pursuant to the Amended and Restated Subordination Agreement of such lender’s intent to request amortization payments.

The forbearance contained in this Agreement shall not constitute a waiver of the Existing Event of Default.

(b) Each Borrower hereby acknowledges and affirms that, at any time on or after the Forbearance Maturity Date, the agreement of Bank to forbear from exercising its rights and remedies under the Loan Agreement and the other Loan Documents shall cease and be of no further force or effect, and Bank shall be entitled to exercise all rights and remedies available to Bank under the Loan Agreement (including the right to accelerate the Obligations) and the other Loan Documents or otherwise, all without further notice or demand.

4. LIMITED AGREEMENT. Bank’s agreement to forbear from exercising its rights and remedies shall be limited precisely as written and shall not be deemed to be (a) an amendment or waiver of the Existing Event of Default or any other Default or Event of Default, now existing or hereafter arising, or any other term or condition of the Loan Agreement and the other Loan Documents, to prejudice any right or remedy which Bank may now have or may have in the future under or in connection with the Loan Agreement and the other Loan Documents or otherwise, or (b) a consent to any future agreement or waiver.

5. AMENDMENTS TO LOAN AGREEMENT.

(a) Section 2.1.2 Letter of Credit Sublimit. Section 2.1.2(a) of the Loan Agreement is hereby deleted in the entirety and replaced with the following:

As part of the Revolving Loan, Bank has issued Letters of Credit for each Borrower’s account. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Loan. The aggregate amount of the Existing Letters of Credit may not exceed at any time the Availability Amount. The Bank may issue New Letters of Credit provided that (i) the aggregate face amount of the New Letters of Credit and the APS Letter of Credit shall not exceed the Letter of Credit Sub-Facility; and (ii) prior to the issuance of any New Letter of Credit, the Borrowers shall deposit in a Cash Collateral Account an amount in cash equal to the face amount of such New Letter of Credit; provided, that if the face amount of any New Letter of Credit is reduced or such New Letter of Credit is terminated (and remains undrawn at the time of termination), the amount of cash collateral equal to such reduction (or, in the case of a terminated New Letter of Credit, the face amount thereof) shall be released to the Borrowers and shall be deposited into an account maintained with Bank. If, on the Revolving Loan Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrowers agree to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrowers further agree to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for any Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for any Borrower’s account, and Borrowers understand and agree that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b) Section 2.2 Overadvances. Section 2.2 of the Loan Agreement is hereby deleted in the entirety and replaces with the following:

If, at any time, (a) the sum of (i) the outstanding principal amount of all Advances plus (ii) the face amount of any outstanding Existing Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve related thereto but excluding any Existing Letters of Credit that are secured by Cash Collateral in a manner satisfactory to Bank) exceeds the Availability Amount Borrowers shall in each case immediately pay to Bank in cash such excess; or (b) the aggregate face amount of any outstanding New Letters of Credit and the APS Letter of Credit (including drawn but unreimbursed New Letters of Credit and any Letter of Credit Reserve related thereto) exceeds the Letter of Credit Sub-Facility, the Borrowers shall, within one (1) Business Day of notice from Bank, deposit in the applicable Cash Collateral Account the amount of such excess.

(c) Section 2.5(c). Section 2.5(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the word “Reserved”.

(d) Section 5.2 Collateral. The first paragraph of Section 5.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

Each Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrowers have no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrowers have given Bank notice and, other than with respect to Excluded Accounts, taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

(e) Section 6.2 Financial Statements, Reports and Certificates. Sections 6.2(b) and (c) of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

(b) On every other Wednesday, for the immediately preceding two calendar-week period, with the first such delivery commencing on April 4, 2012, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date).

(c) Deliver to the Bank (i) a duly completed Compliance Certificate signed by a Responsible Officer concurrently with the delivery of the financial statements referenced in Section 6.2(a) (which Compliance Certificate (A) when delivered concurrently with the monthly financial statements required under Section 6.2(a)(i), shall set forth calculations showing compliance with the financial covenant set forth in Section 6.7(b), and (B) when delivered concurrently with the quarterly and annual financial statements required under Section 6.2(a)(ii) and (iii), shall set forth calculations showing compliance with the financial covenant set forth in Section 6.7(a)), and (ii) a copy of any compliance certificate delivered pursuant to the HIG NPA and the PFG Loan Agreement to any holder of such Subordinated Debt.

(f) Section 6.6 Operating Accounts. Section 6.6(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that any Borrower at any time maintains (excluding Cash Collateral held at other financial institutions used to secure letters of credit or cash held as lease deposits so long as the foregoing are permitted under this Agreement), such Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to Excluded Accounts; provided, that the Borrower shall deliver to Bank, concurrently with the Compliance Certificate delivered pursuant to Section 6.2(c), a report detailing the balance in each Excluded Account at the end of each calendar month and the highest balance in each Excluded Account during such month and, upon request of Bank, copies of all bank statements with respect to such Excluded Accounts.

(g) Section 6.7 Financial Covenants. Section 6.7 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

Financial Covenants. Borrowers shall maintain on a consolidated basis with respect to Borrowers:

(a) Tangible Net Worth. A Tangible Net Worth, measured as of the last day of each fiscal quarter during the following periods, of at least the following:

Period	Minimum Tangible Net Worth

Quarter ending March 31, 2012	$49,000,000 plus the Applicable Equity Proceeds minus any amounts which have not been funded pursuant to the HIG NPA.

Quarter ending June 30, 2012	$46,000,000 plus the Applicable Equity Proceeds minus any amounts which have not been funded pursuant to the HIG NPA

Quarter ending September 30, 2012	$43,000,000 plus the Applicable Equity Proceeds minus any amounts which have not been funded pursuant to the HIG NPA

Quarter ending December 31, 2012	$50,000,000 plus the Applicable Equity Proceeds minus any amounts which have not been funded pursuant to the HIG NPA

(b) Adjusted Quick Ratio. An Adjusted Quick Ratio, measured as of the last day of each month, of at least (i) 0.80 to 1.00 for the months ending March 31, 2012 through September 30, 2012 and (ii) 0.75 to 1.00 for the months ending October 31, 2012 through December 31, 2012.

Bank shall set the 2013 levels for the above financial covenants upon the receipt by Bank of Borrowers’ Board of Directors-approved financial projections for 2013.

(h) Section 6.12 Success Fee. Section 6.12 of the Loan Agreement is hereby deleted in the entirety and replaced with the following:

Success Fee. Borrower shall pay Bank a success fee in the amount of Two Hundred and Fifty Thousand Dollars ($250,000) which shall be fully earned on the Sixth Amendment Effective Date and payable upon the Forbearance Maturity Date.

(i) Section 7.2 Changes in Business, Management, Ownership, or Business Locations. Section 7.2 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

7.2 Changes in Business, Management, Ownership, or Business Locations.

(a) Engage in any material line of business other those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any business reasonably related, complementary or incidental thereto or reasonable extensions thereof; or (b) liquidate or dissolve. No Borrower shall, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in such Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

(j) Section 7.8 Transactions with Affiliates. Section 7.8 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

7.8 Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower, except for (a) transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions between or among the Borrowers, (c) transactions between or among the Guarantors,(d) transfer of any assets of a Guarantor to a Borrower, including pursuant to dividends from a Guarantor to a Borrower and (e) transfer of any assets of a Subsidiary which is not a Borrower or Guarantor to a Borrower or Guarantor, including pursuant to dividends from such Subsidiary to a Guarantor to a Borrower .

(k) Section 7.9 Subordinated Debt. Section 7.9 of the Loan Agreement is amended by deleting clause (b) thereof in its entirety and replacing it with the following:

(b) amend any provision in any document relating to the Subordinated Debt; provided, that notwithstanding anything to the contrary herein or in the other Loan Documents, the Borrowers may amend, restate, supplement, refinance, replace or otherwise modify any documents with respect to the Second Lien Subordinated Debt and the Third Lien Subordinated Debt (as defined in the Amended and Restated Subordination Agreement) in accordance with the Amended and Restated Subordination Agreement and make payments on the Second Lien Subordinated Debt and the Third Lien Subordinated Debt (as defined in the Amended and Restated Subordination Agreement), as applicable, in accordance with the Amended and Restated Subordination Agreement and in accordance with Section 6.14 of the HIG NPA (provided that such amendments in accordance with Section 6.14 of the HIG NPA are permitted under the Amended and Restated Subordination Agreement); provided, further, that without limiting the foregoing, the Borrowers may make payments on the Second Lien Subordinated Debt and the Third Lien Subordinated Debt (as

defined in the Amended and Restated Subordination Agreement), as applicable, in connection with any (i) Permitted Payments and (ii) Permitted Refinancing of all (and not less than all) thereof so long as, in the case of clause (ii), the Person providing such refinancing agrees to be bound by the provisions of the Amended and Restated Subordination Agreement (or another agreement reasonably satisfactory to Bank).

(l) Article 7 of the Loan Agreement is amended by adding a new Section 7.11 which provides as follows:

7.11 Merger Agreement.

Amend, modify or waive any provision of the Merger Agreement in a manner materially adverse to the Bank without the Bank’s prior written consent; provided, that the Borrowers shall provide the Bank with a copy of each amendment, modification and waiver with respect to the Merger Agreement promptly upon the execution thereof.

(m) Article 8 of the Loan Agreement is amended by adding a new Section 8.12 which provides as follows:

8.12 Change of Control

Any Change of Control occurs.

(n) Section 13.1 (Definitions). The following terms and their respective definitions are hereby added in alphabetical order to Section 13.1:

“Amended and Restated Subordination Agreement” means that certain Amended and Restated Subordination Agreement dated March 26, 2012 entered into by and among the Bank, Grace Bay Holding II, LLC and Peak Holding Corp., as amended, restated, supplemented or otherwise modified from time to time.

“APS Letter of Credit” means the letter of credit issued in favor of Arizona Public Services in the original face amount of $9,000,0000.

“Cash Collateral Account” means a money market account maintained by the Borrowers with the Bank, which is subject to a Cash Pledge Agreement and which shall (together with all monies, checks or other instruments deposited therein, and all proceeds thereof) secure the Obligations.

“Cash Management Reserve” means such reserves the Bank determines is appropriate to reflect the reasonably anticipated liabilities and obligations of the Borrowers in connection with any cash management services on bank products, including, without limitation, automatic clearing house and foreign exchange obligations.

“Cash Pledge Agreement” means a pledge agreement in form and substance satisfactory to the Bank with respect to a Cash Collateral Account.

“Change of Control” means that:

(a) any Person or two or more Persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Comverge (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Comverge entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of Comverge;

(c) any Person or two or more Persons acting in concert, shall have acquired by contract or otherwise, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Comverge or control over the Equity Interests of such Person entitled to vote for members of the board of directors of Comverge on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests; or

(d) during any period of 24 consecutive months commencing on or after the Sixth Amendment Effective Date, the occurrence of a change in the composition of the board of directors of Comverge such that a majority of the members of such board of directors are not Continuing Directors; and

(e) the failure at any time of Comverge, directly or indirectly, to legally and beneficially own and control 100% of the issued and outstanding shares of Equity Interests of each Borrower (other than Comverge) and each Guarantor or the failure at any time of Comverge to have the ability to elect all of the member of the board of directors of each Borrower (other than Comverge) and each Guarantor.

“Excluded Accounts” means the following accounts solely to the extent that such accounts are not subject to a deposit account control agreement or any other method of “control” as defined in the UCC in favor of the Second Lien Creditor or any Third Lien

Creditor (as such terms are defined in the Amended and Restated Subordination Agreement): (a) any deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s employees and identified to Bank by any Borrower as such, (b) that certain deposit account, account number ending 6759, maintained by the Borrowers at Wells Fargo so long as the aggregate amount on deposit in such account does not exceed $50,000 at any one time, (c) that certain deposit account, account number ending 2831, maintained by the Borrowers at Wells Fargo so long as the aggregate amount on deposit in such account does not exceed $650,000 at any one time and so long as such account is used solely to hold lease deposits and funds used to cash collateralize letters of credit or credit cards issued by Wells Fargo, (d) that certain deposit account, account number ending 30511, maintained by the Borrowers at Blackrock, Inc. so long as the aggregate amount on deposit in such account does not exceed $2,000,000 at any one time and so long as such account is used solely to hold funds used to cash collateralize bids in connection with ISO New England auctions, and (e) that certain deposit account, to be opened after the Sixth Amendment Effective Date in the name of Comverge and maintained as a customer incentive account for Entergy Corporation, so long as the aggregate amount on deposit in such account does not exceed $500,000 at any one time and so long as such account is used solely to hold funds used to cash collateralize bids in connection with ISO New England auctions.

“Exisiting Letter of Credit” means any Letter of Credit issued and outstanding prior to the Sixth Amendment Effective Date other than the APS Letter of Credit.

“HIG NPA” means the Note Purchase and Security Agreement dated as of the Sixth Amendment Effective Date entered into by and among the Borrowers, the purchasers listed on Annex A thereto and Peak Holding Corp., in its capacity as agent for itself and such purchasers, as in effect as of the Sixth Amendment Effective Date, and as amended, restated, supplemented, refinanced, replaced or otherwise modified in accordance with the Amended and Restated Subordination Agreement.

“Letter of Credit Sub-Facility” means the lesser of (i) $15,000,000; and (ii) the aggregate amount on deposit in the Cash Collateral Account maintained by the Borrowers with the Bank to secure the Obligations with respect to the New Letters of Credit and the APS Letter of Credit.

“Merger Agreement” means that certain Agreement and Plan of Merger entered by and among Comverge, Inc., Peak Holding Corp., and Peak Merger Corp., as in effect as of the Sixth Amendment Effective Date and as amended, restated, supplemented or otherwise modified in accordance with Section 7.11.

“New Letters of Credit” means Letters of Credit issued after the Sixth Amendment Effective Date.

“Permitted Payments” shall have the meaning set forth in the Amended and Restated Subordination Agreement

“Permitted Refinancing” shall have the meaning set forth in the Amended and Restated Subordination Agreement.

“PFG Loan Agreement” means that certain Loan and Security Agreement dated as of November 5, 2010, by and among the Borrowers and the holders of the loans from time to time party thereto, as in effect on the Sixth Amendment Effective Date and as amended, restated, supplemented, refinanced, replaced or otherwise modified in accordance with the Amended and Restated Subordination Agreement.

“PJM Bi-Lateral Accounts” means accounts due in connection with the Borrowers bi-lateral transactions with PJM.

“Sixth Amendment Effective Date” means March 26, 2012.

(o) Section 13.1 (Definitions) of the Loan Agreement is amended by

(i) deleting the definition of “Applicable Equity Proceeds” appearing therein and inserting in lieu thereof the following

“Applicable Equity Proceeds” means an amount equal to fifty percent (50%) of all proceeds received by Borrowers from the sale of equity securities by any Borrower or the incurrence of Subordinated Debt (other than under the HIG NPA) after the Sixth Amendment Effective Date.

(ii) deleting the definition of “Availability Amount” appearing therein and inserting in lieu thereof the following:

“Availability Amount” means (i) the lesser of the Revolving Loan or the amount of the Borrowing Base, minus (ii) the amount of all outstanding Existing Letters of Credit (including drawn but unreimbursed Existing Letters of Credit) plus an amount equal to the Letter of Credit Reserve, and minus (iii) the outstanding principal balance of any Advances.

(iii) deleting the definition of “Borrowing Base” appearing therein and inserting in lieu thereof the following:

“Borrowing Base” is the sum of (i) seventy-five percent (75%) of Eligible Accounts, as determined by Bank from Borrowers’ most recent Borrowing Base Certificate, plus (ii) twenty-five percent (25%) of gross unbilled accounts receivable related to PJM Interconnection, plus (iii) the lesser of (x) seventy-five percent (75%) of PJM Bi-lateral Accounts; and (y) $11,000,000, minus (iv) the Cash Management Reserve; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

(iv) deleting the definition of “Loan Documents” appearing therein and inserting in lieu thereof the following:

“Loan Documents” are, collectively, this Agreement, the Perfection Certificates, each Guaranty Agreement, each Pledge Agreement, each Cash Pledge Agreement, any note, or notes executed by any Borrower or any Guarantor, and any other present or future agreement between any Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified

(v) deleting the definition of “Material Adverse Change” appearing therein and inserting in lieu thereof the following:

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Comverge, Enerwise, PES or AER, or in the business operations, or condition (financial or otherwise) of the Borrowers taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that any Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

(vi) deleting the definition of “Quick Assets” appearing therein and inserting in lieu thereof the following:

“Quick Assets” are, on any date, Borrowers’ consolidated, unrestricted cash and Cash Equivalents, to the extent that each of the foregoing is deposited or maintained with Bank, plus Borrowers’ billed and unbilled Accounts

(vii) deleting the definition of “Revolving Loan” appearing therein and inserting in lieu thereof the following:

“Revolving Loan” means $16,400,000.

(viii) deleting the definition of “Revolving Loan Maturity Date” appearing therein and inserting in lieu thereof the following:

“Revolving Loan Maturity Date” means July 10, 2012; provided, that the Revolving Loan Maturity Date shall be extended, in Bank’s sole discretion, to December 31, 2012, in the event the Borrowers complete a successful tender offer pursuant to the Merger Agreement or a Superior Proposal (as defined in the Merger Agreement) and consummate the merger contemplated thereby and the terms of such tender offer and merger, and the transactions contemplated thereby, are acceptable to Bank in its sole discretion.

(ix) deleting the definition of “Subordinated Debt” appearing therein and inserting in lieu thereof the following:

“Subordinated Debt” is (a) Indebtedness of the Borrowers owing under the Second Lien Debt Documents and the Third Lien Debt Documents (as such terms are defined in the Amended and Restated Subordination Agreement) and any Permitted Refinancing thereof so long as the Person providing such refinancing agrees to be bound by the provisions of the Amended and Restated Subordination Agreement (or another agreement reasonably satisfactory to Bank) and (b) Indebtedness incurred by any Borrower subordinated to all of Borrowers’ now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

(p) Section 13.1 (Definitions). The following definitions contained in Section 13.1 are amended as follows:

(i) Letter of Credit. The definition of Letters of Credit is amended by adding the following clause at the end thereof:

and shall include the APS Letter of Credit, Existing Letters of Credit and any New Letters of Credit.

(ii) Permitted Indebtedness. The definition of Permitted Indebtedness is amended by adding a new clause (k) thereto which provides as follows:

(k) Borrowers’ Indebtedness to (i) the “Note Agent” (as defined in the HIG NPA) and the purchasers from time to time party to the HIG NPA, (ii) the holders of the loans from time to time party to the PFG Loan Agreement, and (iii) the Guarantors’ Indebtedness incurred with respect to the guaranty of Borrowers’ Indebtedness in clause (i) above.

(iii) Permitted Liens. The definition of Permitted Liens is amended by adding new clauses (l) through (q) thereto which reads as follows:

(1) Liens securing Indebtedness permitted by clause (k) of the definition of Permitted Indebtedness, provided such Liens are subject to the Amended and Restated Subordination Agreement;

(m) Liens of landlords (i) arising by statute or under any lease entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not overdue or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(n) Liens, pledges or deposits to secure the performance of bids, tenders, sales, contracts, licenses and leases (other than for the repayment of Indebtedness), statutory obligations, surety or appeal bonds, customs or performance bonds and other obligations of a like nature incurred in the ordinary course of business (in each case not related to judgments or litigation);

(o) encumbrances arising by reason of zoning restrictions, licenses, reservations, covenants, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract or impair from the value or marketability of the property subject thereto or materially adversely interfere with the ordinary conduct of the business of the applicable Person;

(p) any interest of title of a lessor under, and Liens arising from UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to operating leases; and

(q) Liens in favor of (i) Wells Fargo in that certain deposit account described in clause (c) of the definition of Excluded Accounts and (ii) Entergy Corporation in that certain deposit account described in clause (e) of the definition of Excluded Accounts.

(q) The phrase “Comverge, Enerwise or PES” contained in Sections 5.1, 5.2, 5.4, 5.7, 6.1, 6.2(a), 6.3, 7.10 and 8.6 of the Loan Agreement is deleted in each section and replaced with the following phrase:

“Comverge, Enerwise, PES or AER”

(r) Exhibit C (Borrowing Base Certificate) of the Loan Agreement is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

(s) Exhibit E (Compliance Certificate) of the Loan Agreement is hereby deleted in its entirety and replaced with Exhibit E attached hereto.

(t) Acknowledgement of Eligible Accounts. The Bank in accordance with sub-clause (iv) of clause (c) of the definition of Eligible Accounts hereby consents to the inclusion as an “Eligible Account” up to $6,486,620 of the account due from Comverge South Africa, Ltd. to Comverge, Inc. in connection with Comverge South Africa’s sale to Eskom, until the earlier of collection of such account or May 15, 2012.

6. CONDITIONS TO EFFECTIVENESS. This Agreement shall become effective only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Effective Date”):

(a) On or prior to March 26, 2012:

(i) Bank, Partners for Growth III, L.P. (“PFG”), Grace Bay Holding II, LLC (“Grace Bay”) and Peak Holding Corp., as Note Agent, shall have entered into that certain Amended and Restated Subordination Agreement (the “Amended and Restated Subordination Agreement”), in form and substance satisfactory to Bank in all respects;

(ii) Borrowers, Peak Holding Corp. and Peak Merger Corp. shall have entered into the Merger Agreement, which shall be in form and substance satisfactory to Bank in all respects;

(iii) Borrowers, the purchasers listed on Annex A thereto and Peak Holding Corp., in its capacity as agent for itself and such purchasers, shall have entered into the HIG NPA, which shall be in form and substance satisfactory to Bank in all respects;

(iv) Grace Bay shall have entered into a Forbearance Agreement, in form and substance satisfactory to Bank in all respects (“Grace Bay Forbearance Agreement”);

(v) Peak Holding Corp. shall have entered into a Forbearance Agreement, in form and substance satisfactory to Bank in all respects (“Peak Forbearance Agreement”);

(vi) Borrowers shall have paid in full the outstanding principal amount of all Advances and Term Loan Advances and all accrued and unpaid interest and fees with respect thereto, the Borrowers hereby authorize the Bank to apply the funds in any deposit accounts maintained by the Borrowers with the Bank for such amounts;

(vii) Borrowers shall have deposited into a Cash Collateral Account the sum of $9,000,000 to secure the Obligations with respect to the APS Letter of Credit and, in connection therewith, the Borrowers shall have executed and delivered a Cash Pledge Agreement to the Bank;

(viii) Borrowers shall have delivered to Bank a duly executed copy of a Pledge Agreement with respect to equity interests of Enerwise and CPM owned by Comverge, together with the original stock certificates evidencing the same and stock powers executed in blank;

(ix) Borrowers shall have delivered to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date).

(x) Borrowers shall have paid to Bank a forbearance fee equal to $150,000, which fee shall be fully earned when paid and which shall not be refunded in whole or in part under any circumstance;

(xi) Borrowers shall have paid in full the fees and expenses of Virtual Law Partners and Choate, Hall & Stewart LLP, counsel to Bank, incurred in connection with and through the date of this Agreement; and

(xii) Borrowers shall have delivered to Bank a duly executed copy of this Agreement.

(b) Bank shall have executed and delivered to Bank a copy of this Agreement.

7. TERMS OF FORBEARANCE. Bank’s agreement to forbear is subject to each of the following terms and conditions:

(a) During the specified period beginning on the Effective Date and ending on the Forbearance Maturity Date (the “Forbearance Period”), the parties acknowledge and agree that Bank has no obligation whatsoever to make any Advances, Term Loan Advances and/or other Credit Extensions (other than in connection with New Letters of Credit).

(b) As a result of the occurrence of the Existing Event of Default and in accordance with Sections 7.9 of the Loan Agreement, Borrowers agree that they will not, directly or indirectly at any time, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of, any Subordinated Debt; provided, that the Borrowers may make payments on the Second Lien Subordinated Debt and the Third Lien Subordinated Debt (as defined in the Amended and Restated Subordination Agreement), as applicable, in connection with (i) any Permitted Payments (other than payments of principal) and (ii) any Permitted Refinancing of all (and not less than all) thereof so long as, in the case of clause (ii), the Person providing such refinancing agrees to be bound by the provisions of the Amended and Restated Subordination Agreement (or another agreement reasonably satisfactory to Bank).

(c) Borrowers will promptly notify Bank of any notice of default, event of default or acceleration, amendment, waiver, forbearance agreement, commencement of legal proceedings, or other material written communication or information regarding any exercise of any right or remedy by or on behalf of any lender of Subordinated Debt or any Collateral received by any Borrower or of which any Borrower obtains knowledge.

(d) Notwithstanding anything to the contrary set forth herein, each Borrower acknowledges and agrees that, to the extent that Bank makes additional Advances, Term Loan Advances or otherwise extends credit to Borrowers during the Forbearance Period or thereafter, any such Advances, Term Loan Advances or extension of credit (i) shall be made at Bank’s sole discretion, (ii) shall not establish a course of dealing, and (iii) shall be without prejudice to Bank’s right to cease making Advances or otherwise cease extending credit at any time.

(e) On or before thirty (30) days after the date of this Agreement (or such later date as Bank may agree in its sole discretion), the Borrowers shall (i) provide to Bank a Pledge Agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in Comverge International and Comverge South Africa, Ltd. in form and substance reasonably satisfactory to Bank;

provided, that only 65% of the total outstanding voting equity interests of Comverge International and Comverge South Africa, Ltd. shall be required to be pledged if both (A) such Person is a “controlled foreign corporation” (as that term is defined in the Internal Revenue Code of 1986, as in effect from time to time) and (B) pledging a greater amount would result in adverse tax consequences and (ii) make Comverge International and Comverge South Africa, Ltd. (A) become a “Guarantor” under the Loan Documents with the same force and effect as if originally named therein as a Guarantor and be bound by all of the terms and provisions of the Loan Documents to which the Guarantors are a party and (ii) execute such documents and take such other actions as Bank may reasonably request to accomplish the foregoing, unless, in the case of this clause (ii), both (A) such Person is a “controlled foreign corporation” (as that term is defined in the Internal Revenue Code of 1986, as in effect from time to time) and (B) making such Person a Guarantor under the Loan Documents would result in adverse tax consequences.

8. REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants that:

(a) the execution, delivery and performance of this Agreement, the Loan Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder, are all within such Borrower’s limited liability company or corporate powers, as applicable, have been duly authorized and are not in contravention of law or the terms of such Borrower’s operating agreement or bylaws, as applicable, or other constitutive documents, or any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its property are bound;

(b) except for the Existing Event of Default, no event or circumstance has occurred and is continuing that would constitute a Default or an Event of Default (other than (i) any Event of Default arising from the breach of any term of the Second Lien Debt Documents or the Third Lien Debt Documents prior to the date hereof or (ii) Events of Default related to (x) failures to provide notices of events arising or occurring prior to the date hereof that could not reasonably be expected to cause a Material Adverse Change and (y) failure to perfect a Lien on any portion of Collateral valued at less than $75,000 in the aggregate);

(c) the representations and warranties contained in the Loan Agreement are true and correct, in all material respects, as of the date hereof, except (i) to the extent that such representations and warranties relate expressly to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (ii) the representations and warranties set forth in Section 5.6 of the Loan Agreement and in the last sentence in Section 5.5 of the Loan Agreement;

(d) all financial information delivered by Borrowers to Bank pursuant to the Loan Agreement fairly presents in all material respects the financial position (on a consolidated basis) of Borrowers as at the dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes (it being understood and agreed that any projections are subject to significant uncertainties and contingencies, any of which are beyond the Borrowers’ control, and that no assurance can be given that any particular projection will be realized);

(e) each Borrower has read and fully understands each of the terms and conditions of this Agreement and is entering into this Agreement freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of its own selection and not in reliance upon any representations, warranties or agreements made by Bank and not set forth in this Agreement; and

(f) all other information delivered by Borrowers to Bank is true and correct in all material respects.

9. NOTICE. All notices, requests and demands to or upon the respective parties hereto shall be in writing and made to Bank or any Borrower at the respective addresses set forth below, or to such other address as any party may designate by written notice to the others in accordance with this provision, and deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission or other electronic means, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, four (4) days after mailing.

(A)	If to Bank at:

Silicon Valley Bank

3353 Peachtree Road, N.E., Suite M-10

Atlanta, Georgia 30326

Attention: Andrew Rico

Telephone: (404) 264-8344

Facsimile: (404) 467-4467

and

Silicon Valley Bank

275 Grove Street, Ste 2-200

Newton, MA 02466

Attention Kristan M. O’Connor

Telephone: (617) 796.6928

Facsimile: 617-969-5849

with an additional copy to:

Choate, Hall & Stewart, LLP

Two International Place

Boston, Massachusetts 02110

Attention: Kevin Simard and John Ventola

Telephone: (617) 248-5000

Facsimile: (617) 248-4000

(B)	If to any Borrower:

Comverge, Inc.

5390 Triangle Parkway, Suite 300

Norcross, Georgia 30092

Attention: David Mathieson

Facsimile: (770) 696-7665

with a copy to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

Attention: Steven Tyndall, Esq.

Telephone: (512) 322.2628

Facsimile: (512) 322-8328

10. RIGHTS OF BANK IN BANKRUPTCY; TOLLING OF CERTAIN TIME-RELATED DEFENSES.

(a) Each Borrower hereby admits, acknowledges and agrees that Bank’s entry into, and covenants to perform in accordance with, this Agreement and Bank’s consummation of the transactions contemplated hereby, constitute “new value” and “reasonably equivalent value,” as those terms are used in Section 547 and 548 of Title 11 of the United States Code (the “Bankruptcy Code”), received by Borrowers as of the effective date of this Agreement in contemporaneous exchange for Borrowers’ entry into, and covenants to perform in accordance with, this Agreement, and Borrowers’ consummation of the transactions contemplated hereby.

(b) Each Borrower acknowledges and agrees that all time-related defenses, such as statutes of limitations, doctrines of estoppel, doctrines of laches or any other rules of law or equity of similar nature, are hereby tolled with respect to all rights, claims and causes of action of any kind whatsoever that Bank may have against Borrowers under the Loan Agreement and the other Loan Documents as of the time of the effective date of this Agreement through and including the date which is sixty (60) days after the Forbearance Maturity Date. Each Borrower hereby waives all such time-related defenses to the extent such defenses are hereby tolled.

(c) Each Borrower hereby agrees, in its reasonable business judgment, that if it becomes a debtor or debtor-in-possession under Chapter 7, Chapter 11 or Chapter 13 of the Bankruptcy Code, as the case may be, it will not seek injunctive relief against Bank, or otherwise oppose or take action to, object to, hinder or delay, the exercise of Bank’s rights and remedies under the Loan Agreement, the other Loan Documents or hereunder. Without limiting the generality of the foregoing, it is the intent of the parties that no injunctive relief against Bank shall be sought under Section 105 or any other provision of the Bankruptcy Code by any Borrower, and that no Borrower shall seek any expansion of the stay provided by Section 362 of the Bankruptcy Code.

11. COSTS AND EXPENSES. Borrowers shall reimburse Bank directly for all costs and expenses incurred by Bank in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Bank’s reasonable attorneys’ fees and expenses).

12. FULL FORCE AND EFFECT; ENTIRE AGREEMENT. Except to the extent expressly provided in this Agreement, the terms and conditions of the Loan Agreement and each other Loan Document shall remain in full force and effect. This Agreement, the Loan Agreement and the other Loan Documents constitute and contain the entire agreement of the parties hereto and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

13. RELEASE.

(a) Except with respect to the matters, rights and obligations specified in Section 13(b) below, each Borrower hereby releases and forever discharges Bank and its respective parents, subsidiaries and affiliates, past or present, and each of them, as well as their respective directors, officers, agents, servants, employees, shareholders, representatives, attorneys, administrators, executors, heirs, assigns, predecessors and successors in interest, and all other persons, firms or corporations with whom any of the former have been, are now, or may hereafter be affiliated, and each of them (collectively, the “Releases”), from and against any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action in law or equity, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, fixed or contingent, suspected or unsuspected by such Borrower, and whether concealed or hidden (collectively, “Claims”), which such Borrower now owns or holds or has at any time heretofore owned or held, which are based upon or arise out of or in connection with any matter, cause or thing existing at any time prior to the date hereof or anything done, omitted or suffered to be done or omitted at any time prior to the date hereof in connection with the Loan Agreement or the other Loan Documents (collectively the “Released Matters”).

(b) It is expressly understood and agreed that it is the intent of Borrowers to forever release claims against Releases arising out of the Released Matters, but that nothing herein shall affect the obligations of Bank arising subsequent to the date hereof, including, but not limited to, compliance subsequent to the date hereof with all terms and conditions of this Agreement, the Loan Agreement and the other Loan Documents.

(c) Each Borrower represents, warrants and agrees that in executing and entering into this release, it is not relying and has not relied upon any representation, promise or statement made by anyone which is not recited, contained or embodied in this Agreement, the Loan Agreement or the other Loan Documents. Each Borrower has reviewed this release with such Borrower’s legal counsel, and understands and acknowledges the significance and consequence of this release and of the specific waiver thereof contained herein. Each Borrower understands and expressly assumes the risk that any fact not recited, contained or embodied therein may turn out hereafter to be other than, different from, or contrary to the facts now known to such Borrower or believed by such Borrower to be true. Nevertheless, each Borrower intends by this release to release fully, finally and forever all Released Matters and agrees that this release shall be effective in all respects notwithstanding any such difference in facts, and shall not be subject to termination, modification or rescission by reason of any such difference in facts.

14. COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

15. NO THIRD PARTIES BENEFITED. This Agreement is made and entered into for the sole benefit of Borrowers and Bank, and their permitted successors and assigns, and except as otherwise expressly provided in this Agreement, no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

16. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, THE LOAN AGREEMENT AND EACH OTHER LOAN DOCUMENT, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF GEORGIA AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF GEORGIA (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT, THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, THE LOAN AGREEMENT OR THE RELEVANT OTHER LOAN DOCUMENT. EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT. EACH BORROWER HEREBY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17. SEVERABILITY. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first written above.

BORROWERS:

COMVERGE, INC.

By:	/s/ David Mathieson
Name: David Mathieson
Title: Executive Vice President and Chief Financial Officer

ENERWISE GLOBAL TECHNOLOGIES, INC.

By:	/s/ David Mathieson
Name: David Mathieson
Title: Vice President

COMVERGE GIANTS, LLC

By:	/s/ David Mathieson
Name: David Mathieson
Title: Vice President

PUBLIC ENERGY SOLUTIONS, LLC

By:	/s/ David Mathieson
Name: David Mathieson
Title: Vice President

PUBLIC ENERGY SOLUTIONS NY, LLC

By:	/s/ David Mathieson
Name: David Mathieson
Title: Vice President

[Signature Page – Forbearance & Sixth Amendment Agreement]

CLEAN POWER MARKETS, INC.

By:	/s/ David Mathieson
Name: David Mathieson
Title: Vice President

ALTERNATIVE ENERGY RESOURCES, INC.

By:	/s/ David Mathieson
Name: David Mathieson
Title: Vice President

[Signature Page – Forbearance & Sixth Amendment Agreement]

BANK:

SILICON VALLEY BANK

By:	/s/ Kristan M. O’Connor
Name: Kristan M. O’Connor
Title: Senior Advisor

[Signature Page – Forbearance & Sixth Amendment Agreement]

EXHIBIT C

Borrowing Base Certificate

EXHIBIT E

Compliance Certificate